Exhibit 10.1

EXECUTIVE SEVERANCE BENEFITS PLAN

July 2010

Table of Contents                                                                                 Page

Table of Contents	i
Executive Severance Benefits Plan Overview	1
Who is Eligible	1
Covered Severance Events	1
How the Severance Benefits Plan Works	2
Severance Payment	2
Continuation of Health Benefits	3
Conditions	3
Employees Rehired After Receiving Benefits	3
When Coverage Ends	3
Claims and Appeals Process	3
Celanese Americas Benefits Committee	4
Duration of the Plan, Ability to Amend or Terminate the Plan	5
Appendix A - Glossary	6

i

Executive Severance Benefits Plan Overview

The Executive Severance Benefits Plan provides a severance payment and continuation of health benefits to certain eligible executive employees of Celanese Americas LLC and its participating affiliated companies (“Celanese”).  Ineligible employees shall not receive severance benefits.

Celanese can, in certain circumstances and notwithstanding the provisions of this Plan, in its sole discretion, provide different or enhanced severance benefits to certain employees specified on an individual or group basis.  However, the granting of such benefits shall not mean that any other individual employee or group of employees is entitled to such benefits.  You are not eligible to participate in this Plan if you are eligible to receive severance benefits under any other plan or arrangement sponsored by Celanese except to the extent specifically set forth in such other plan or arrangement.

Certain terms used in this Plan are defined in the Glossary in Appendix A.

Who is Eligible

All Salary Level 1-3 executive employees of Celanese, other than the Chief Executive Officer, are eligible to participate in this Plan.

You are not eligible to receive severance benefits under this Plan unless you are classified as an “employee” on the payroll records of Celanese, regardless of whether it is later determined that you are, or were, an “employee” of Celanese.

Covered Severance Events

If you are an eligible employee, you are entitled to Severance Benefits if you have a Covered Severance Event.  You have a Covered Severance Event if you are involuntarily terminated from active employment without Cause or you resign from active employment with Good Reason.

For purposes of the Plan, your termination is for Cause if you are terminated because of:

(i) your willful failure to perform your duties to Celanese (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by Celanese to you of such failure;

(ii) your conviction of, or a plea of nolo contendere to (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude;

(iii) your willful malfeasance or willful misconduct which is demonstrably injurious to Celanese;

(iv) your material violation of Celanese’s code of conduct;

(v) your material violation of Celanese’s policies concerning harassment or discrimination;

(vi) your conduct that causes material harm to the business reputation of Celanese or its affiliates; or

(vii) your breach of the provisions of any confidentiality, noncompetition or nonsolicitation obligation to which you are subject.

 For purposes of the Plan, your resignation is for Good Reason if any of the following occur without your consent:

(i) a material diminution in your base salary or annual bonus opportunity, other than a diminution generally applicable to a class of individuals that includes you;

(ii) a material diminution in your authority, duties, or responsibilities (including status, offices, titles and reporting requirements);

(iii) a material change in the geographic location at which you must perform your duties;

(iv) failure of Celanese to pay compensation or benefits when due; or

(v) any other action or inaction that constitutes a material breach by Celanese of this Plan.

The conditions described above will not constitute “Good Reason” unless (A) you provide written notice to Celanese of the existence of the condition described above within ninety (90) days after the initial existence of such condition, (B) the Company fails to remedy the condition within a period of thirty (30) days after receipt of the notice, and (C) following receipt of your notice, the Company notifies you in writing that it has determined that you have Good Reason.  If the Company fails to remedy the condition within the period referred to in the preceding sentence, you may terminate your employment with the Company for “Good Reason” within the thirty (30) day period  following your receipt of the Company’s notice that it has determined that you have Good Reason to terminate your employment.

Enrollment is automatic.

Eligible executive employees who are involuntarily terminated for any other reason (e.g.  death, disability, retirement, termination for Cause), or who voluntarily terminate or retire without Good Reason, are not eligible to receive severance benefits under this Plan.

How the Severance Benefits Plan Works

Eligible executive employees who have had a Covered Severance Event are entitled to receive (i) a severance payment, and (ii) continuation of health care benefits, all as further described below.

This Plan does not alter the terms of any grant of equity compensation to you.  Your rights with respect to any equity compensation grant are governed by the agreement(s) that establish the terms and conditions of your grant.

Severance Payment

Eligible executive employees who have a Covered Severance Event will receive a severance payment upon the executive’s termination of employment with Celanese and its affiliates.    (For this purpose, the termination of employment must constitute a “Separation from Service” as defined in Section 409A of the Internal Revenue Code.)

The Severance Payment is an amount equal to the executive’s base annual salary in effect on the date of termination plus an amount equal to the executive’s target bonus for the year (with a 1.0 personal modifier). The Severance Payment will be made as soon as practicable following the eligible executive’s  Separation from Service, but in no event later than December 31 of the year in which such Separation from Service occurs or, if later, the 15th day of the third month following such Separation from Service.

In addition, the executive will be entitled to a pro rata bonus payment for the year of termination (a “Supplemental Payment”).  The Supplemental Payment is an amount equal to the executive’s target bonus payment for the year of termination, adjusted for actual performance of the Company for the year of termination (with a 1.0 personal modifier), multiplied by a fraction, the numerator of which is the number of days in the year of the executive’s termination up to and including the date of the executive’s termination and the denominator of which is 365 (or, 366, as applicable). The Supplemental Payment shall be paid at the same time annual bonuses are paid to other executive employees who do not terminate employment during the year (instead of being paid at the same time as the Severance Payment) but in no event later than the 15th day of the third month of the year following such Separation from Service.

For purposes of Section 409A of the Internal Revenue Code, the Severance Payment and the Supplemental Payment are intended to be a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2) and to be exempt from Section 409A of the Internal Revenue Code pursuant to Treasury Regulation Section 1.409A-1(b)(4).

Any amounts that the eligible executive owes to Celanese will be deducted from the eligible executive’s severance payment.  As an additional condition to receiving the severance payment, the Plan Administrator may require the eligible executive to execute a written agreement that authorizes Celanese to deduct any amounts the eligible executive owes to Celanese prior to the payment of the severance payment under the Plan.

Continuation of Health Benefits

Eligible executives who have a Covered Severance Event will be entitled to elect, under COBRA, to continue to participate in the Celanese Americas Medical Plan for a period of 18 months following the month of termination.

If the eligible executive elects to continue coverage under the Medical Plan under COBRA, no COBRA premiums will be charged for the first 12 months of COBRA coverage.

For the next 6 months (i.e., for the 13th through 18th month following termination), the eligible executive must elect to continue coverage under COBRA and must pay the COBRA premium in order to continue to participate in the Medical Plan.

Health coverage will terminate when the eligible executive becomes eligible to participate in any other employer-sponsored health plan.  You must notify Celanese when you become eligible for any other employer-provided health care benefits.

Conditions

As a condition for receiving severance benefits under this Plan, you must (1) return all property of Celanese; (2) hold confidential any and all information concerning Celanese; (3) cooperate fully with Celanese; (4) execute and deliver such forms as required by Celanese; and (5) execute and deliver to Celanese a general claims release, restrictive covenants and cooperation agreement in the form provided to you by Celanese.  If you fail to fully comply with any of the obligations described in this paragraph, your benefits may be discontinued.

Employees Rehired After Receiving Benefits

If you are a former employee and you are applying for rehire consideration, you will be considered with all other external candidates and have no guaranteed entitlement to a prior job classification, level, or rate of pay.  The position will reflect Celanese’s current evaluation of the position in the current organization structure.

If you are a former employee who is rehired after receiving benefits, you will not receive recognition of prior service in the determination of subsequent benefits, except to the extent provided by law.  Calculation of subsequent benefits will begin as of the date you are rehired as a Celanese employee.  Any prior service previously credited will not be included for the purpose of the calculation of benefits entitlement after you are rehired.

All issues regarding the treatment of any service time since separation from employment are to be resolved by the Plan Administrator before an individual with prior service is rehired.

When Coverage Ends

Your coverage under this Plan ends once you terminate from Celanese or when you are no longer an eligible employee.

Claims and Appeals Process

If you believe that you are entitled to benefits under the Plan, you must file a claim for benefits.  A claim for benefits must be made no later than one year following the date of your termination of employment with Celanese.  If you do not file a claim for benefits within one year of the date of your termination of employment with Celanese, you will not be entitled to any benefits under the Plan.

A claim for benefits is submitted to the Plan Administrator.  The Plan Administrator has the sole discretionary authority to approve or deny each claim.  In the event the Plan Administrator denies, in whole or in part, an initial claim for benefits by a participant or his beneficiary, the Plan Administrator will furnish notice of the adverse determination to you.

The notice will be forwarded to you within 90 days of receipt of the claim by the Plan Administrator.  However, in special circumstances, the Plan Administrator may extend the response period for up to an additional 90 days, and must notify you in writing of the extension, and will specify the reasons for the extension.  If for any reason you do not receive a response from the Plan Administrator within the time prescribed, the claim will be deemed denied.

Within 60 days of receipt of a notice of an adverse determination, you or your duly authorized representative may petition the Plan Administrator in writing for a full and fair review of the adverse determination (see address below for information on how to contact the Plan Administrator).  You or your duly authorized representative will have the opportunity to submit comments in writing, documents, records, and other relevant information to the Plan Administrator.  You will also have the right to be furnished, free of charge and upon request, reasonable access to, and copies of, all documents, records and other relevant information.  Relevant information includes any information that was submitted, considered or generated in the course of the decision regardless of whether such information was relied upon in making the benefit determination.  You may also request any information demonstrating that, where appropriate, the Plan is acting consistently with respect to other participants.

The Plan Administrator will review the denial and will take into account all documents, records, and other information submitted by you regardless of whether such information was submitted or considered in the initial determination.  The Plan Administrator will communicate its decision and provide an explanation to you in writing within 60 days of receipt of the petition.  However, in special circumstances, the Plan Administrator may extend the response period for up to an additional 60 days, in which event it will notify you in writing prior to the commencement of the extension and specify the reasons for the extension.  If for any reason, the written decision on review is not furnished within the time prescribed, the claim will be deemed denied on review.

The written notice of decision by the Plan Administrator will set forth:

}	The specific reasons for the adverse determination;

}	A specific reference to the pertinent Plan provisions on which the adverse determination is based;

}
A description of any additional information necessary for you to perfect the claim and an explanation of why such information is necessary.  In the case of a notification of an appealed claim, the notice will also include a statement that you are entitled to receive reasonable access to and copies of all documents, records, and other relevant information with respect to the claim; and

}
A description of the Plan’s review procedures (or, in the case of a notification of an appealed claim, a description of any voluntary appeal procedures) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502 of ERISA following an adverse decision by the Plan Administrator.

Celanese Americas Benefits Committee

The Plan Administrator is the Celanese Americas Benefits Committee.  The Benefits Committee has general responsibility and sole discretionary authority for administering the Plan and reviewing claims for benefits and appeals or denied claims.  Any determination by the Benefits Committee is final and conclusive and will not be overturned unless it is deemed to be arbitrary and capricious.  The Celanese Americas Benefits Committee can be contacted at:

Celanese Americas Benefits Committee
c/o Benefits Department
1601 West LBJ Freeway
Dallas, TX 75234
972-443-4000

Duration of the Plan, Ability to Amend or Terminate the Plan

The initial term of the Plan expires on December 31, 2011.  However, the Plan will automatically renew for successive one-year periods if Celanese does not, by action of its Board of Directors at least 90 days prior to the end of each such year (beginning with the year ending December 31, 2011), take action to terminate the Plan.

Celanese retains the right to amend or terminate the Medical Plan and/or the Retiree Medical Plan at any time, whether before or after a Covered Severance Event.

APPENDIX A

Glossary

Celanese - Celanese Americas LLC and its participating affiliated companies
Continuation of Health Benefits - See page 3 under “Continuation of Health Benefits”
Covered Severance Event - See page 1 under “Covered Severance Events”
ERISA - Employee Retirement Income Security Act of 1974, as amended
Good Reason - See page 1 under “Covered Severance Events”
Medical Plan - The Celanese Americas Medical Plan
Plan - This Celanese Americas Executive Severance Benefits Plan
Plan Administrator - Celanese Americas Benefits Committee
Plan Sponsor - Celanese Americas LLC
Severance Payment - See Page 3 under “Severance Payment”
Severance Benefits - The benefits provided under this Plan, including a Severance Payment and Continuation of Health Benefits